Exhibit 99.1

Contact:  Nadine Padilla

VP, Corporate & Investor Relations

(858) 455-4808 x3187

npadilla@biosite.com

January 26, 2005

BIOSITE® REPORTS STRONG FOURTH QUARTER GROWTH
IN SALES, NET INCOME AND OPERATING MARGINS

SAN DIEGO – Biosite® Incorporated (Nasdaq:BSTE), a leading research-based provider of novel, rapid medical diagnostic tests, today reported a 44 percent year-over-year growth in revenues in the fourth quarter spurred by growth in sales of its Triage® BNP Test products. Operating margins increased to 25 percent for the quarter and 26 percent for the full year.

Biosite said its fourth quarter earnings were $12.1 million, or $.68 per diluted share, compared with $5.2 million, or $.32 per diluted share in 2003. Product sales for the quarter were $64.8 million, driven by a 50 percent year-over-year increase in sales of its Triage BNP Test products. The Company noted that the fourth quarter earnings were favorably affected by a decrease in its effective income tax rate amounting to $.09 per diluted share.

The Company set its 2005 annual growth targets for total revenues at 10 to 15 percent and net income at 10 to 20 percent.

Following are financial highlights for the quarter and year ending December 31, 2004:

($ in 000’s, except per share data and margins)

	Three months ended			Twelve months ended
	12/31/04	12/31/03	Chg.	12/31/04	12/31/03	Chg.
Triage® BNP sales	$43,494	$28,910	50%	$162,012	$103,224	57%
Total product sales	64,756	45,015	44%	240,607	169,298	42%
Total revenues	66,220	45,955	44%	244,942	173,364	41%
Net income	12,146	5,152	136%	41,448	24,763	67%
Earnings per share (Diluted)	$.68	$.32	114%	$2.42	$1.50	62%

Gross margin on product sales	67%	63%		67%	65%
Operating margin	25%	17%		26%	22%

	December 31, 2004	December 31, 2003	Chg.
Cash and marketable securities balance	$72,410	$53,934	34%

-more-

BIOSITE REPORTS STRONG FOURTH QUARTER RESULTS

“With sound fundamentals in our U.S. BNP franchise, we think the prospects for continuing growth in 2005 are positive,” said Kim Blickenstaff, chairman and chief executive officer.  “As we enter 2005, we are focused on maintaining our market position, expanding our presence through multiple product lines, building up our physician office and point-of-care businesses and preparing for the launch of our new MultiMarker Index products.”

Blickenstaff noted that the success of the Triage BNP Test, since its U.S. Food and Drug Administration (FDA) clearance in November 2000, has enabled Biosite to build significant market presence, which the Company aims to leverage across other product lines.  Biosite’s Triage BNP Tests are used in 2,806 U.S. hospitals and 392 physician office labs as of December 31, 2004.

Research and Development Update

In addition to announcing quarterly and annual results, Biosite also provided the following research and development updates:

•                              During the fourth quarter of 2004, Biosite filed a premarket 510(k) notification with the FDA seeking clearance to add acetaminophen to the Triage TOX Drug Screen, a rapid test panel for the detection of commonly abused drugs.  Currently, the product tests for amphetamines, methamphetamines, barbiturates, benzodiazepines, cocaine, opiates, phencyclidine, marijuana and tricyclic antidepressants in urine.  Acetaminophen is estimated to represent five percent of all toxic exposures annually (275,000 out of 5.2 million), and nearly 10 percent of all toxic pharmaceutical exposures annually (275,000 out of 2.9 million).

•                              As previously announced, Biosite filed a Premarket Approval Application (PMA) at the end of 2004 for the Triage Stroke Panel. The test is a rapid immunoassay intended for use in conjunction with neurological imaging (e.g. CT scans) as an aid in the assessment and diagnosis of cerebral ischemia (stroke).  Currently, there are no rapid, in vitro diagnostic tests that aid in the diagnosis of stroke, utilizing protein markers from a blood sample, on the market in the United States.

•                              Biosite also reported that in the fourth quarter the FDA requested that the Company file a PMA for the Triage Profiler CP Panel.  As reported in October 2004, Biosite had submitted a premarket 510(k) notification to the FDA seeking clearance to market the addition of a novel, proprietary MultiMarker Index™ algorithm that analyzes information from all four markers on the currently marketed product and presents a single composite result. The product is intended to aid in the diagnosis of acute coronary syndromes including heart attack.

“We understand the FDA’s decision to seek a more comprehensive review of the Triage Profiler CP Panel and, more specifically, the MultiMarker Index, which is a new concept for interpreting blood levels of multiple proteins,” said Ken Buechler, Ph.D., president and chief scientific officer.  “We are already working with the FDA to build upon the clinical data previously submitted and will seek opportunities to expedite the approval process, if possible. We believe this cooperative approach to understanding the function of our MultiMarker Index will also facilitate the FDA’s review and understanding of our Triage Stroke Panel, which is currently under review at the agency.”

•                              Biosite further confirmed that the Company remains on track to commence the commercial launch in the first quarter of 2005 of the Triage D-Dimer Test as an aid in the assessment and evaluation of patients suspected of having thromboembolic events, including pulmonary embolism.

About Biosite

A leader in the drive to advance diagnosis, Biosite® Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community on new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

Investor Conference Call

Biosite will host an investor conference call to discuss financial results and research and development progress.  The call will take place today, January 26, 2005, at 1:30 p.m. (Pacific).  A live web cast of the call can be accessed via the Internet at www.biosite.com.  The phone number for U.S. and International callers is 706-643-1834.  The call will be archived on the Biosite website for at least 21 days.  The phone replay number is 800-642-1687.  International callers, please dial 706-645-9291.  Please reference the conference call code 3254959.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Examples of forward-looking statements are financial targets and growth objectives and also include but are not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”; “anticipates”; “plans”; “expects”; “estimates”; or similar statements. Forward-looking statements in this press release include statements: regarding the Company’s expected financial performance for the 2005 fiscal year, such as anticipated growth in sales and net income; the Company’s ability to build its physician office and point-of-care businesses; the Company’s ability to achieve FDA approval of its pending PMA submission for the Triage Stroke Panel; the Company’s ability to submit a PMA for the Triage Profiler CP Panel and to achieve FDA approval of that PMA on an expedited basis; the benefits of the MultiMarker Index algorithm incorporated in the Triage Profiler CP Panel; the Company’s ability to commence commercial shipments of the Triage D-Dimer Test during the first quarter of 2005; the Company’s ability to achieve FDA clearance of its 510(k) submission to add acetaminophen to the Triage TOX Drug Screen;  and the Company’s ability to access potential markers of disease, identify proteins with high diagnostic utility, and develop and commercialize products and educate the medical community on new diagnostic approaches. Risks and uncertainties include risks associated with Biosite’s ability to obtain regulatory approvals and complete other clinical and pre-market activities needed to launch new products as currently planned, including the stroke diagnostic product, Triage Profiler CP Panel and Triage D-Dimer Test; the continued growth of the BNP market; the implementation of automated and semi-automated manufacturing methods that maintain or improve product quality and manufacturing efficiency; costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets; Biosite’s ability to effectively promote the Triage BNP Tests, either directly or through distributors, and acceptance of the Triage BNP Test in the physician office market; and Biosite’s ability to obtain a CLIA waiver for the rapid Triage BNP Test.  Biosite also faces risks associated with pending litigation between the company and Roche Diagnostics Corporation and certain of its affiliates (collectively “Roche”), including whether Biosite will be able to successfully assert its claims against Roche, whether Biosite will be able to successfully defend against the claims that Roche is asserting against the Company, as well as whether the litigation will result in a significant diversion of effort by Biosite’s management and scientific personnel and/or the expenditure of funds that exceed the Company’s current estimates. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which  products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s SEC filings are available from the Investor Relations department.

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Biosite® and Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.
MultiMarker Index™ is a trademark of Biosite Incorporated.

Biosite Incorporated

Unaudited Statements of Income Data

(in thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
	2004	2003	% Change	2004	2003	% Change
Total revenues:
Product sales	$64,756	$45,015	44%	$240,607	$169,298	42%
Contract revenue	1,464	940	56%	4,335	4,066	7%
Total revenues	66,220	45,955	44%	244,942	173,364	41%

Gross margin on product sales	67%	63%		67%	65%

Operating expenses:
Cost of product sales	21,468	16,602	29%	79,388	58,567	36%
Selling, general and administrative	17,730	14,506	22%	65,394	51,944	26%
Research and development	10,282	6,975	47%	35,694	24,474	46%
License and patent disputes	178	0	100%	178	0	100%
Total operating expenses	49,658	38,083	30%	180,654	134,985	34%

Operating income	16,562	7,872	110%	64,288	38,379	68%

Operating income as % of total revenue	25%	17%		26%	22%

Interest and other income, net	814	274	197%	1,313	1,436	(9)%

Income before provision for income taxes	17,376	8,146	113%	65,601	39,815	65%

Provision for income taxes	(5,230)	(2,994)	75%	(24,153)	(15,052)	60%

Net income	$12,146	$5,152	136%	$41,448	$24,763	67%

Diluted net income per share	$0.68	$0.32	114%	$2.42	$1.50	62%

Diluted shares used in calculating per share amounts	17,824	16,191		17,097	16,497

Biosite Incorporated

Balance Sheet Data

(in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
Assets
Cash, cash equivalents & marketable securities	$72,410	$53,934
Accounts receivable	36,867	23,755
Inventories	37,077	27,780
Other current assets	14,513	9,534
Total current assets	160,867	115,003

Property, equipment and leasehold improvements, net	111,135	71,408
Patents and license rights, net	5,484	6,771
Other assets	6,029	1,442
Total assets	$283,515	$194,624

Liabilities and Stockholders’ Equity
Current liabilities	$46,073	$24,128
Long-term liabilities	17,105	17,593
Stockholders’ equity	220,337	152,903
Total liabilities and stockholders’ equity	$283,515	$194,624